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EXHIBIT 23.1     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
St. Francis Capital Corporation:

         We consent to incorporation by reference in the registration statement (No. 33-70012 and 333-24057) on Form S-8 of St. Francis Capital Corporation of our report dated October 20, 1999, relating to the consolidated statements of financial condition of St. Francis Capital Corporation and Subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 annual report on Form 10-K of St. Francis Capital Corporation.



                                                                        KPMG LLP



Milwaukee, Wisconsin
December 7, 1999



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